EXHIBIT 99.2
INGRAM MICRO INC.
Compensation Plan for
Non-Executive Chairman of
The Board of Directors
(Adopted March 27, 2007)
1.	Each non-executive Chairman (“NEC”) of the Corporation’s Board of Directors (“Board”) will receive, in addition to the compensation he or she receives under the Compensation Plan for Non-Executive Members of the Board of Directors (“the Board Plan”), an annual award under this plan of cash and equity-based compensation, for each calendar year of service. The mix of cash and equity-based compensation must be selected by the NEC prior to January 1 of each calendar year or within 30 days of initial election to the office of NEC, as the case may be, based on the procedures outlined below. The mix of cash and equity-based compensation is subject to the following assumptions and restrictions:
(a)	Cash retainer: If cash is selected as a component of compensation, the maximum amount that may be selected is $100,000.

(b)	Equity-based compensation: Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock, restricted stock units or a combination thereof, having an annual value of at least $150,000. The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $250,000.

Stock Options. Non-qualified stock options will be granted on the first trading day of each calendar year. The number of options to be granted will be based on a Black-Scholes calculation or other valuation method as may be adopted by the Corporation from time to time. Options will be exercisable at the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, vest one-twelfth on the last day of each month during the calendar year in which the award was made, and have a term of ten years. Other option provisions will be as specified in the applicable grant agreements.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units will be granted on the first trading day of each calendar year. The number of restricted shares/units to be granted will be determined based on the dollar amount selected by the NEC divided by the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant rounded up to the next whole share. Restrictions on disposition of these shares/units shall lapse on December 31 of the calendar year in which the award was made. Payment of restricted stock units will be in common shares of the Corporation’s stock at the time of vesting (unless deferred under the following paragraph f), and other provisions will be as specified in the applicable restricted share agreements.

(c)	Meeting Fees: The NEC will receive meeting fees for attendance at meetings of the Ingram Micro Board of Directors and its committees on which he or she serves, pursuant to the Board Plan.

(d)	Payment of Cash Retainer: The payment of the cash retainer and meeting fees will be paid quarterly, in arrears, following the close of each calendar quarter.

(e)	Partial Years of Service:
(1) For a newly-elected NEC who serves a partial year, the annual cash and equity-based compensation selected by the NEC will be prorated using the number of full months remaining to be served within the initial calendar year of NEC service divided by 12. Equity-based compensation will be granted on the first trading day of the month following the effective date of election to the office of NEC. Stock options will vest proportionately on the last day of each month during the calendar year in which the award was made. Restrictions on the disposition of restricted stock and restricted stock units will lapse on December 31 of the calendar year in which the award was made (unless deferred under the following paragraph f).
(2) For an NEC whose service ends during a calendar year, the annual cash and equity-based compensation selected by the NEC will be prorated using the number of full month’s service as NEC during the calendar year divided by 12. Any unvested stock options shall cease to vest effective with last full month of service on the Board. Any vested options shall be exercisable for a period of five years following the date of conclusion of service as NEC, unless they expire earlier. Restricted stock/units will be prorated using the number of full months served as NEC as the numerator divided by 12. Restrictions on the disposition of restricted stock/units shall lapse on the last day of the month of his or her service as NEC.
(f)	Deferral Agreement: Any cash and/or restricted stock units awarded may be deferred in accordance with the Non-Executive Director Compensation Deferral Agreement. A request to defer compensation (cash and/or restricted stock units) must be received by the Corporation prior to the beginning of the calendar year for which service is provided on such forms as the Corporation may adopt from time to time, or within 30 days of initial election to the office of NEC.
2.	The NEC will be reimbursed for travel, lodging and meal expenses incurred to attend Board and Committee meetings and to perform his or her duties as Directors of the Corporation.

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